     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 7, 1997

                                                    REGISTRATION NO. 333-_______


                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                                FORM S-3
                         REGISTRATION STATEMENT
                                 UNDER
                       THE SECURITIES ACT OF 1933

                       TARGET THERAPEUTICS, INC.
         (Exact name of Registrant as specified in its charter)

           DELAWARE                                 95-3962471
   (State of Incorporation)            (I.R.S. Employer Identification No.)

                          47201 LAKEVIEW BLVD.
                           FREMONT, CA 94538
                (Address of principal executive offices)

                              GARY R. BANG
                 PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       TARGET THERAPEUTICS, INC.
                          47201 LAKEVIEW BLVD.
                           FREMONT, CA 94538
                             (510) 440-7700
       (Name, address and telephone number of agent for service)

                               COPIES TO:
                            MICHAEL W. HALL
                           Venture Law Group
                       A Professional Corporation
                          2800 Sand Hill Road
                      Menlo Park, California 94025
                             (415) 854-4488


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                         CALCULATION OF REGISTRATION FEE

==========================================================================================
              TITLE OF EACH CLASS              PROPOSED MAXIMUM
                 OF SECURITIES                    AGGREGATE                AMOUNT OF
               TO BE REGISTERED               OFFERING PRICE(1)        REGISTRATION FEE
==========================================================================================
Common Stock,
  $.0025 par value per share..........            $8,945,730                 $3,085
==========================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the Common Stock as reported on The Nasdaq National Market on January 2, 1997 pursuant to Rule 457(c).

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

SUBJECT TO COMPLETION

                            TARGET THERAPEUTICS, INC.

                                 216,211 SHARES

                                  COMMON STOCK

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                               SEE "RISK FACTORS."

         All references herein to "Target" or the "Company" mean Target Therapeutics, Inc. unless otherwise indicated by the context.

         The 216,211 shares of Target Common Stock, $0.0025 par value, covered by this Prospectus (the "Shares") are offered for the account of certain stockholders of Target (the "Selling Stockholders"). The Shares were issued to the Selling Stockholders in connection with the acquisition of Interventional Therapeutics Corporation, a California corporation, by the Company on May 23, 1996 (the "Acquisition"). For additional information concerning the Acquisition, see "Issuance of Common Stock to Selling Stockholders." The Selling Stockholders may sell the Shares from time to time on the over-the-counter market in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. See "Plan of Distribution." Each Selling Stockholder has advised the Company that no sale or distribution other than as disclosed herein will be effected until after this Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof. The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

         All expenses of registration of the Shares, estimated to be approximately $25,000 shall be borne by the Company. Normal commission expenses and brokerage fees and any applicable transfer taxes are payable individually by the Selling Stockholders.

         Each of the Selling Stockholders may be deemed to be an "Underwriter," as such term is defined in the Securities Act of 1933, as amended (the "Securities Act").

         On January 2, 1997, the last sale price of the Company's Common Stock on The Nasdaq National Market was $41.375 per share.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
                                          UNDERWRITING          PROCEEDS TO
                            PRICE TO      DISCOUNTS AND     SELLING STOCKHOLDERS
                             PUBLIC       COMMISSIONS          SHAREHOLDERS
--------------------------------------------------------------------------------
Per Share.........      See Text Above   See Text Above       See Text Above
Total.............
--------------------------------------------------------------------------------

                 The date of this Prospectus is January 7, 1997

                         AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files proxy statements, reports and other information with the Securities and Exchange Commission (the "Commission"). This filed material can be inspected and copied at regional offices of the Commission located at 230 South Dearborn Street, Chicago, Illinois and 75 Park Place, New York, New York; and at the Public Reference Office of the Commission at 450 Fifth Street, N.W., Washington, D.C. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.


                 INFORMATION INCORPORATED BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

         1. The Company's Annual Report on Form 10-K for the year ended March 31, 1996.

         2. The Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1996 and September 30, 1996.

         3. The Company's definitive Proxy Statement dated July 24, 1996, filed in connection with the September 4, 1996 Annual Meeting of Stockholders of Target.

         4. The Company's Current Reports on Form 8-K filed with the Commission on June 7, 1996, July 25, 1996 (Form 8-K/A), July 26, 1996 and August 2, 1996.

         5. The Company's Registration Statement on Form 8-A dated January 15, 1992.

         6. The Company's Registration Statement on Form 8-A dated September 21, 1994 (relating to certain preferred stock purchase rights), as amended by the filing of a Form 8-A/A by the Company on November 20, 1996.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

         The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. Requests should be directed to Robert E. McNamara, Target Therapeutics, Inc., 47201 Lakeview Boulevard, Fremont, California 94538, telephone: (510) 440-7700.

                                   THE COMPANY

         Target Therapeutics, Inc. ("Target" or the "Company") develops, manufactures and markets disposable and implantable medical devices used in minimally invasive procedures to treat vascular diseases of the brain associated with stroke and other disease sites accessible through small vessels of the circulatory system. Interventional physicians can navigate Target's variable stiffness micro-catheters and guidewires through tortuous blood vessels not accessible using conventional catheters. The Company's products are used to treat diseased, ruptured or blocked blood vessels in the brain responsible for stroke, the third leading cause of death in the United States. One of these products, the Guglielmi Detachable Coil system, is used to treat and prevent the rupture of cerebral aneurysms. In September 1995, Target obtained clearance from the United States Food and Drug Administration ("FDA") to market the GDC system in the United States. The Company's products are also used in regions of the body other than the brain. Target's products are used prior to or in lieu of surgery and can significantly reduce procedural trauma, complexity, risk to the patient, cost and recovery time. In May 1996, the Company completed the acquisition of Interventional Therapeutics Corporation ("ITC"), a manufacturer of specialized disposable catheters and embolization devices. The Company currently markets its products through a direct sales force in North America and internationally through a network of 44 specialty distributors, its German subsidiary, Target Therapeutics International (Deutschland) GmbH, its joint venture in France, Target Guerbet Bio, and its joint venture in Japan, Target CMI, Inc.

         The Company's stock is currently traded on The Nasdaq Stock Market under the symbol "TGET." The Company's corporate offices are located in Fremont, California. The mailing address and telephone number are: 47201 Lakeview Boulevard, Fremont, California 94538, telephone: (510) 440-7700.


                                  RISK FACTORS

         Prospective purchasers of the Common Stock offered hereby should carefully consider the following Risk Factors in addition to the other information appearing in or incorporated by reference into this Prospectus.

         Volatility of Stock Price and Quarterly Fluctuations in Operating Results. The Company's stock price has been and may continue to be subject to significant volatility, particularly on a quarterly basis. Any shortfall in revenues or earnings from levels expected by securities analysts could have an immediate and significant adverse effect on the trading price of the Company's Common Stock in any given period. Furthermore, The Company participates in a highly dynamic industry, which often results in significant volatility of the Company's Common Stock price. The trading price of the Company's Common Stock also may vary on the basis of numerous other factors, including the timing and amount of expenses associated with expanding the Company's operations both domestically and internationally, the Company's ability to successfully meet new product development plans, success in achieving regulatory clearance for new products in a timely manner, the acceptance of new product introductions both in the United States and internationally, the mix between pilot production of new products and full-scale manufacturing of existing products, the mix between domestic and export sales, the availability of complementary products and the effects this may have, particularly on domestic sales, possible changes in ordering patterns of its customers due to changes in the business environment or to potential variations in foreign exchange rates, the Company's ability to continue to attract qualified engineers to further the development of future products, potential future partnering arrangements, changes in the domestic and foreign health care policies

(including third-party reimbursement issues), increased competitive forces, developments in the Company's ongoing intellectual property litigation, and the general litigious nature of the medical device industry. The Company also believes that seasonal patterns, including a reduction in the number of procedures performed by physicians using the Company's products during summer and holiday periods, may affect its quarterly revenue stream. In addition, the Company cannot predict ordering rates by distributors, some of which place infrequent stocking orders while others order at regular intervals. Although the Company has experienced revenue growth since its inception and has been profitable on a quarterly basis since the quarter ended December 31, 1990, no assurance can be given that revenue growth or profitability on a quarterly or annual basis will be sustained. The Company's results of operations have varied significantly from quarter to quarter, and revenue growth rates have been inconsistent. As a result of these and other factors, the Company expects to continue to experience significant fluctuations in the trading price of its Common Stock and in its quarterly operating results.

         Reliance on Future Products and New Applications. The Company has an ongoing and active research and development program pursuant to which it is developing several new and enhanced versions of its catheters, guidewires and micro-coils. The Company's future success will depend upon, among other factors, its ability to develop or acquire from third parties, introduce and manufacture new products or enhanced versions of existing products and to obtain regulatory clearance on a timely basis for such products or for use of existing products for new indications. The Company is also developing technology that enhances the performance of its existing catheter and guidewire products. In addition, the Company has several new versions of its micro-coils under development. There can be no assurance that the Company will be able to develop or acquire new products successfully, to manufacture new products in commercial volumes, to obtain regulatory clearances on a timely basis to use such products in existing or new clinical applications or to gain satisfactory market acceptance for such products. Delays in commercial introduction or acceptance of new products could have a material adverse effect on the Company's business, financial condition and results of operations.

         Governmental Regulation. The manufacture and marketing of the Company's products are subject to extensive and rigorous federal and state regulation in the United States and to various regulatory requirements in other countries. The process of obtaining and maintaining required regulatory clearances is lengthy, expensive and uncertain. The FDA requires that a new medical device or a new indication for use of an existing medical device obtain either a 510(k) premarket notification clearance or an approved Premarket Approval application ("PMA") prior to being introduced into the market. The process of obtaining a 510(k) clearance has recently taken at least six months from the date of filing of the application and generally requires the submission of supporting data, which can be extensive and extend the process for a considerable length of time. In addition, the FDA may require review by an advisory panel as a condition for 510(k) clearances, which can further lengthen the process. The PMA process generally takes more than two years from initial filing and requires the submission of extensive supporting data and clinical information. No assurance can be given that any future products or applications developed by the Company will not require clearance under the more lengthy and expensive PMA process. If the Company is required to obtain clearance for any products pursuant to the PMA procedure or if the 510(k) process with respect to any products is extended for a considerable length of time, the commencement of commercial marketing could be delayed substantially.

         Sales of medical devices outside the United States are subject to foreign regulatory requirements that vary widely from country to country. The time required to obtain clearance required by foreign countries may be longer or shorter than that required for FDA clearance, and requirements for licensing may differ significantly from FDA requirements. Some countries have historically permitted human studies earlier in the product development cycle than regulations in the United States. Other countries, such as

Japan, have standards similar to those of the FDA. This disparity in the regulation of medical devices may result in more rapid product clearance in certain countries than in the United States, while clearance in countries such as Japan may require longer periods than in the United States. In addition, the European Union has developed a new approach to the regulation of medical products which may significantly change the situation in those countries. The receipt or denial of FDA clearance for a particular product may affect the receipt or denial of regulatory clearance for that product in certain other countries.

         There can be no assurance that the Company will obtain timely regulatory clearance for its future products, or that existing clearances will not be withdrawn. Moreover, regulatory clearances, if granted, may include significant limitations on the indicated uses for which a product may be marketed. Failure to comply with applicable regulatory requirements can, among other consequences, result in fines, civil penalties, injunctions, suspensions or losses of regulatory clearances, product recalls, seizure of products, operating restrictions, refusal of the government to approve product license applications or allow the Company to enter into supply contracts, and criminal prosecution. In addition, governmental regulations may be established that could prevent or delay regulatory clearance of the Company's products. Delays in receipt of, or failure to receive, clearances, or the loss of previously received clearances, could have a material adverse effect on the Company's business, financial condition and results of operations.

         Product Liability Litigation; Insurance. The Company faces the risk of financial exposure to product liability claims alleging that the use of the Company's products resulted in adverse effects. The Company's products are often used in life-threatening situations and in the brain, where there is a high risk of serious injury or death. Such risks will exist even with respect to those products that have received, or in the future may receive, regulatory clearance for commercial sale. The Company is currently a party to several legal actions involving product liability claims. While the Company seeks to maintain product liability insurance with coverage that the Company believes is comparable to that maintained by companies similar in size and serving similar markets, there can be no assurance that the Company will avoid significant product liability claims and attendant adverse publicity. Furthermore, there can be no assurance that the Company's product liability insurance will be adequate or that such insurance coverage will remain available at acceptable costs. A successful claim brought against the Company for which coverage is denied or in excess of its insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, it is possible that adverse product liability actions could negatively affect the Company's ability to obtain and maintain regulatory clearance for its products.

         Concentrated Customer Base and Adoption of Technology. The Company believes that the number of interventional neuroradiologists and neurosurgeons trained to use its vascular access and delivery products to treat neurovascular disorders is relatively small, both in the United States and abroad. The growth in the number of neuro-interventional physicians in the United States is constrained by the lengthy training programs required to educate these physicians. Future growth of the market for the Company's neurovascular products will require continued expansion of the number of trained interventional practitioners. To the extent that physicians do not adopt micro-catheters for use in treating neurovascular disorders or sufficient physicians are not trained in the use of the Company's products, both in the United States and abroad, the market for the Company's products may remain limited.

         Competition. The medical device industry is characterized by rapidly evolving technology and competition. The Company currently experiences competition in the interventional neuroradiology market and expects such competition to increase substantially. Several companies in the United States, including large companies with resources significantly greater than those of the Company, have introduced products that are being used in the interventional neuroradiology market. The Company is also aware of other companies that may pursue commercialization of products which may compete with the Company's products and may result in pricing and margin pressures within this market. There can be no assurance that these companies will not succeed in developing technologies and products that are more effective than any which have been or are being developed by the Company or that would render the Company's technologies or products obsolete or not competitive.

         The cardiovascular and peripheral vascular interventional markets are substantially more developed than the neuroradiology market and are subject to intense competition. There are many large companies with significantly greater financial, manufacturing, marketing, distribution and technical resources, and experience than the Company focusing principally on cardiovascular and peripheral applications for their catheter technologies. As a result, the Company focuses its product development and marketing strategies on market segments where the Company's small vessel access and delivery systems can be used in applications not presently addressed by conventional catheter and other interventional products. There can be no assurance, however, that competitors will not successfully enter these markets with superior products. In addition, the Company is aware of several other companies that have introduced guidewires to the marketplace and attributes the slower growth rate of its guidewire product line to increased competitive pressures. Such competition could have a material adverse effect on the Company's business, financial condition and results of operations.

         Patents and Proprietary Technology. The medical device market is characterized by substantial litigation regarding patent and other intellectual property rights. The Company is aware of certain United States patents with which certain of the Company's current or proposed products may be in conflict. Two United States patents held by third parties may cover certain of the Company's micro-catheter products. With respect to one of these patents, based upon the Company's analysis with the assistance of its patent counsel, the Company believes that such patent is invalid. With respect to the other of these patents, although the Company has not obtained a formal opinion of counsel, the Company believes that it has available defenses to a claim of infringement with respect to such patent. However, the invalidity of any particular patent and the availability of the Company's defenses must be determined by a court in the event of litigation, and no assurance can be given that any dispute will be resolved in a manner satisfactory to the Company. With respect to another patent that may cover one element in the fabrication of a particular guidewire product and one potential guidewire product, the Company has designed a guidewire product that the Company believes avoids the risk of infringement. However, the Company has continued and expects to continue to market the existing guidewire product for the foreseeable future. The above-described patents are held by large companies, each of which has substantial resources, and no assurance can be given that such companies will not be successful in maintaining the validity of their patents. If legal action is commenced against the Company to enforce these patents and the plaintiff in such action prevails, the Company could be prevented from practicing the subject matter claimed in such patents. In such event or under other appropriate circumstances, the Company may attempt to obtain licenses to such patents or redesign its products. The Company is also aware that certain of its products under development may be covered by existing patents, in which event the Company may be required to obtain licenses prior to the introduction and commercial shipment of such products. There can be no assurance that such licenses will be available or, if available, will be available on terms acceptable to the Company, or that the Company will be successful in any attempt to redesign its products or processes to avoid infringement. Moreover, there can be no assurance that the Company has identified all patents that may pose a risk of infringement by the Company's current or proposed products. The Company's business, future operating results and financial condition could be materially and adversely affected if its products are found to infringe any of these patents. The Company has depended and will continue to depend substantially on its technological expertise in the development and manufacture of its current and future products. In addition, the Company depends and will likely continue to depend on trade secret protection and on various patents, such as its patent covering the variable stiffness shaft design of its micro-catheters, to strengthen its proprietary position. There can be no assurance that the Company will be successful in the future in obtaining patents or that patents will not be challenged by third parties. There can be no assurance that measures to protect trade secrets will be successful, or that others will not independently develop similar products, duplicate any of the Company's products, or design around any patents owned or licensed by the Company. Litigation, which could result in substantial costs to and diversion of effort by management of the Company, may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company or to defend the Company against claimed infringement of the rights of others and to determine the scope and validity of the patents or other proprietary rights of other entities. The resolution of these claims generally involves complex legal and factual questions and is highly uncertain. Adverse determinations in any litigation could subject the Company to significant liabilities to third parties, require the Company to seek licenses from third parties and prevent the Company from manufacturing and selling its products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

         The patent which relates to the variable stiffness design of the Company's Tracker micro-catheters (the "Tracker patent") has been the subject of four reexamination proceedings in the United States Patent and Trademark Office ("USPTO"). Following the completion of the first such proceeding, the USPTO issued a reexamination certificate and confirmed the patentability of the patent claims set forth in the certificate. Requests for second, third and fourth reexaminations of the patent were initiated by one of the Company's competitors, SciMed Life Systems, Inc. ("SciMed"), a subsidiary of Boston Scientific Corporation, and after the USPTO's review of such petitions the Company recently received notice from the USPTO that it had reaffirmed the patentability of the claims of the Company patent. Notwithstanding this result, no assurance can be given that SciMed will not mount a legal challenge to the validity of the the Company patent or that the Company would prevail in any such action.

         In addition, in November 1994 the Company filed a lawsuit in the United States District Court (the "Court") against SciMed and Cordis Endovascular Systems, Inc. ("Cordis"), a subsidiary of Johnson & Johnson, seeking damages and preliminary and permanent injunctive relief against sales of such companies' products believed to be infringing the Company patent. The defendants responded, challenging the validity of the Company patent, denying infringement, and raising other defenses. Furthermore, Cordis has filed a countersuit against the Company claiming that certain of the Company's products infringe Cordis's patents. In May 1996, the Court granted the Company's motion for a preliminary injunction prohibiting Cordis and SciMed from infringing on the Tracker Patent. However, the Court of Appeals has stayed the preliminary injunction pending the outcome of Cordis and SciMed's appeal of the decision. Notwithstanding the grant of the Company's motion for a preliminary injunction, there can be no assurance that the Company will be ultimately successful in this lawsuit.

         The Company is also aware that at least one competitor in Europe has sold micro-catheters that may infringe a patent that could issue on the Company's patent application which is pending in the European Patent Office. The Company is investigating its options for enforcement of its rights with respect to such infringement. The patent which relates to the variable stiffness design of the Company's Tracker micro-catheter is being opposed in Japan by an undisclosed party.

         Importance of Foreign Sales. Export product sales outside of the United States were 71% of product sales for the fiscal year ended March 31, 1996 and 70% of product sales for the six months ended September 30, 1996. The Company anticipates that export product sales to customers will continue to generate a significant portion, if not a majority, of total product sales. Fluctuations in the value of foreign currencies relative to the U.S. dollar could adversely affect the Company's sales and results of operations from time to time. The Company's international operations are also subject to certain other risks common to foreign operations in general, including governmental regulations and import and export restrictions. Changes in such governmental regulations or import and export restrictions could adversely affect sales of the Company's products and the Company's results of operations.

         Third-Party Reimbursement. The Company's products are purchased by hospitals, which, in the United States, then bill various third-party payors including Medicare, Medicaid and private insurers for the healthcare services provided to patients. Government agencies reimburse hospitals for medical procedures at a fixed rate according to diagnosis-related groups. Federal and state laws and regulations govern reimbursement by such government agencies. Such laws and regulations also influence reimbursement of medical fees by private insurance companies. Changes in current policies could reduce or eliminate such reimbursements and thereby adversely affect future sales of the Company's products. In addition, third-party payors may deny reimbursement if they determine that the device used in the procedure is unnecessary, inappropriate, not cost-effective, experimental or for a non-approved indication. Third-party payors may deny reimbursement for treatments using the Company's products, regardless of the FDA clearance status of such products. Third-party payors are increasingly challenging the prices charged for medical products and services. There can be no assurance that reimbursement from third-party payors will be available, or if available, that reimbursement will not be limited, thereby adversely affecting the Company's ability to sell its products profitably. Although the Company has not experienced any material problems to date, significant uncertainty exists as to the reimbursement status of newly approved healthcare products, and there can be no assurance that adequate third-party coverage will be available to patients. In such event, sales of the Company's products could be adversely affected.

         Dependence on Key Personnel. The Company is dependent upon a limited number of key management and technical personnel. The Company's future success will depend in part upon its ability to attract and retain highly qualified personnel. The Company competes for such personnel with other companies, academic institutions, government entities and other organizations. There can be no assurance that the Company will be successful in hiring or retaining qualified personnel. The loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on the Company's business, financial condition and results of operations.

         Single Manufacturing Facility. The Company's principal manufacturing capacity is located in a single facility. An earthquake, fire or other similar calamity could result in significant disruptions and delays in the Company's manufacturing and distribution process. The Company currently maintains only limited amounts of certain finished product inventory, and the Company's business, financial position and results of operations could be materially adversely affected in such event.

                ISSUANCE OF COMMON STOCK TO SELLING STOCKHOLDERS


         On May 23, 1996, Target acquired ITC pursuant to an Agreement and Plan of Reorganization dated April 29, 1996 (the "Reorganization Agreement") among Target, ITC and a wholly owned subsidiary of Target ("Sub"). Pursuant to the Reorganization Agreement, Sub merged with and into ITC and all outstanding shares of ITC capital stock and options to purchase ITC capital stock were converted into shares of Target Common Stock (the "Merger Shares") and options to purchase Target Common Stock, respectively. A Registration Statement on Form S-3 covering approximately fifty percent (50%) of the Merger Shares was filed on July 12, 1996 and was effective for the period beginning July 31, 1996 and ending September 5, 1996 (the "Prior Registration Statement"). An aggregate of 28,270 Merger Shares were sold pursuant to the Prior Registration Statement. This Prospectus covers the remaining Merger Shares held by the Selling Stockholders (excluding those shares held in escrow to satisfy certain indemnification obligations of the Selling Stockholders pursuant to the Reorganization Agreement).


                              PLAN OF DISTRIBUTION


         The Selling Stockholders may sell the Shares in whole or in part, from time to time on the over-the-counter market at prices and on terms prevailing at the time of any such sale. Any such sale may be made in broker's transactions through broker-dealers acting as agents, in transactions directly with market makers or in privately negotiated transactions where no broker or other third party (other than the purchaser) is involved. The Selling Stockholders will pay brokerage commissions or discounts, if any, with respect to the sale of the Shares in amounts customary for the type of transaction effected.

         Each Selling Stockholder has advised the Company that during such time as such Selling Stockholder may be engaged in the attempt to sell Shares registered hereunder, such person will:

         (i) not engage in any stabilization activity in connection with any of the Company's securities;

         (ii) cause to be furnished to each person to whom Shares included herein may be offered, and to each broker-dealer, if any, through whom Shares are offered, such copies of this Prospectus, as supplemented or amended, as may be required by such person; and

         (iii) not bid for or purchase any of the Company's securities or any rights to acquire the Company's securities, or attempt to induce any person to purchase any of the Company's securities or rights to acquire the Company's securities other than as permitted under the Exchange Act.

         The Selling Stockholders, and any other persons who participate in the sale of the Shares, may be deemed to be "Underwriters" as defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on resale of the Shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

         The Company has agreed to maintain the effectiveness of this Registration Statement until the earlier of the sale of all the Shares registered pursuant to this Prospectus or the later of (i) February 28, 1997 or
(ii) thirty (30) days from the date of this Prospectus. No sales may be made pursuant to this Prospectus after such date unless the Company amends or supplements this Prospectus to indicate that it has agreed to extend such period of effectiveness.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information as of January 1, 1997 with respect to the Selling Stockholders:

                                            Shares Beneficially                           Shares Beneficially
                                                Owned Prior                                   Owned After
Name Of Selling Stockholder                 to the Offering (1)         Shares of         the Offering(1)(2)
---------------------------                 -------------------        Common Stock       ------------------
                                             Number     Percent   Offered Hereby (1)      Number     Percent
                                             ------     -------   ------------------      ------     -------
Richard C. Ball                                   872      *                 742               130      *
Julie D. Bell (3)                              61,565      *              45,798            15,767      *
John W. Beman                                   2,147      *               1,826               321      *
Marcelyn Berlo                                  2,130      *               1,737               393      *
Ray H. Dormandy, Jr.(4)                        94,275      *              73,197            21,078      *
Joseph Eskridge (5)                             2,147      *                 913             1,234      *
Larry Haimovitch                                  321      *                 225                96      *
Van T. Halbach (6)                              6,013      *               3,668             2,345      *
Grant Hieshima                                  6,443      *               5,479               964      *
Randall T. Higashida                           17,399      *              14,795             2,604      *
Joseph Horton                                     536      *                 376               160      *
Reuben K. Jenkins                               2,415      *               1,692               723      *
S. Allen Johnson                               25,885      *              22,010             3,875      *
Charles Wayne Leonard                           9,692      *               3,780             5,912      *
Charles Garrett Leonard                         1,557      *               1,324               233      *
Katherine Mack (7)                              5,369      *                 913             4,456      *
Peter Schillke                                    336      *                 256                80      *
U.W. Medical School, Department of              1,073      *                 913               160      *
Rehabilitation Medicine, Chair
Discretionary Fund
Luanne Terneer                                    827      *                 704               123      *
John Van Bosch                                    858      *                 730               128      *
J. Casey McGlynn as Trustee for Reid
Alexander Williams Trust, U/A/D,
8/17/89                                         2,684      *               2,283               401      *
Nycomed Research & Development                 17,695      *              15,046             2,649      *
Peter K. Stein as Trustee for Brook C.
Stein Trust, U/A/D, 12/27/82                    1,491      *               1,268               223      *
Peter K. Stein as Trustee for Rory T.
Stein Trust, U/A/D, 12/27/82                    1,491      *               1,268               223      *
Peter K. Stein and Christian Stein as
Trustee for Stein Family Trust, U/A/D,
6/4/84                                          1,491      *               1,268               223      *
R. David Collin                                 1,789      *               1,522               267      *
Raymond Austin Williams, Jr.                    1,790      *               1,522               268      *
Raymond Austin Williams                         2,684      *               2,283               401      *
WS Investment                                     894      *                 626               268      *
WTI Ventures                                    8,949      *               7,610             1,339      *
Silicon Valley Bank                               513      *                 437                76      *

------------------------------

*    Less than 1%

(1) Information with respect to beneficial ownership is based upon information contained in filings made with the Securities and Exchange Commission, as modified by the Company to reflect the issuance of shares of Target Common Stock in the Acquisition and information obtained from the Selling Stockholders. Excludes beneficial interests in fractional shares.

(2) Assumes sale of all Shares offered hereby and no other purchases or sales of Target Common Stock. See "Plan of Distribution."

(3) Includes 6,120 shares issuable upon exercise of options exercisable within 60 days of January 1, 1997.

(4) Includes 6,607 shares issuable upon exercise of options exercisable within 60 days of January 1, 1997.

(5) Includes 1,074 shares issuable upon exercise of options exercisable within 60 days of January 1, 1997.

(6) Includes 1,700 shares issuable upon exercise of options exercisable within 60 days of January 1, 1997.

(7) Includes 4,296 shares issuable upon exercise of options exercisable within 60 days of January 1, 1997.

         Mr. Ray H. Dormandy, Jr., a Selling Stockholder, is an executive officer of the Company. Otherwise, no Selling Stockholder has had any material relationship with the Company or any of its predecessors or affiliates within the last three years, except that several of the Selling Stockholders are employees of the Company.

                                  LEGAL MATTERS

         Certain legal matters with respect to the legality of the issuance of the Common Stock offered hereby will be passed upon for the Company by Venture Law Group, A Professional Corporation, 2800 Sand Hill Road, Menlo Park, California 94025. As of the date of this Prospectus, certain directors of Venture Law Group beneficially owned 600 shares of the Company's Common Stock.


                                     EXPERTS

         The consolidated financial statements and schedule of Target appearing in Target's Annual Report (Form 10-K) for the year ended March 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The consolidated financial statements of ITC for the year ended June 30, 1995 appearing in Target's Current Report on Form 8-K/A filed with the Commission on July 25, 1996, have been audited by Frank, Rimerman & Co. LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses payable by the Registrant in connection with the sale and distribution of the Common Stock being registered. Normal commission expenses and brokerage fees and any applicable transfer taxes are payable individually by the Selling Stockholders. All amounts are estimates except the registration fee.

                                                                      Amount
                                                                  To be Paid
                                                                  ----------
Registration Fee..............................................      3,085.00
Legal Fees and Expenses.......................................     15,000.00
Accounting Fees and Expenses..................................      5,000.00
Miscellaneous.................................................      1,915.00

          Total...............................................    $25,000.00
                                                                  ==========



ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides in relevant part that "a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had not reasonable cause to believe his conduct was unlawful." With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that "[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor . . . [by reason of his service in one of the capacities specified in the preceding sentence] against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper."

         Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Article VIII of Registrant's Restated Certificate of Incorporation provides that no director of Registrant shall be liable for monetary damages for any breach of fiduciary duty, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breach of fiduciary duty. Article VIII also provides that Registrant shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of Registrant or any predecessor of the corporation, or serves or served at any other enterprise as a director, officer or employee at the request of Registrant or any predecessor to the corporation.

         The Bylaws of Registrant provide that the corporation shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action or a proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he was or is a director, officer, employee, or agent of the corporation or serves or served any other enterprise as a director, officer, employee, or agent at the request of the corporation. Registrant has entered into Indemnification Agreements with its officers and directors. Registrant maintains an insurance policy covering its officers and directors under which the insurer has agreed to pay, subject to certain exclusions, the amount of any claim made against such officers or directors for wrongful acts that such officers or directors may otherwise be required to pay or for which Registrant is required to indemnify such officers or directors.

ITEM 16.   EXHIBITS

                   Exhibit
                   Number                  Description of Exhibit
                   -------                 ----------------------

                     2.1(1) Agreement and Plan of Reorganization dated April 29, 1996 between the Registrant, Interventional Therapeutics Corporation and TTI Acquisition Corporation (a wholly-owned subsidiary of Registrant).

                     4.1(2) Preferred Shares Rights Agreement dated September 21, 1994 between Target Therapeutics, Inc. and The First National Bank of Boston.

                     4.2(3) Amendment to Preferred Shares Rights Agreement dated May 7, 1996 between Target Therapeutics, Inc. and The First National Bank of Boston.

                     4.3(3) Declaration of Registration Rights, Exhibit E to the Agreement and Plan of Reorganization dated April 29, 1996 between the Registrant, Interventional Therapeutics Corporation and TTI Acquisition Corporation.

                     5.1         Opinion of Venture Law Group

                    23.1(4)      Consent of Ernst & Young LLP, Independent
                                 Auditors

                    23.2 Consent of Frank, Rimerman & Co. LLP, Independent Auditors (see page II-6)

                    23.3         Consent of Counsel (included in Exhibit 5.1)

                    25.1         Power of Attorney (see page II-5)

         --------------

         (1) Incorporated by reference to the identically numbered exhibit filed with the Registrant's Form 8-K filed on June 7, 1996.

         (2) Incorporated by reference to Exhibit Number 1 filed with the Registrant's Form 8-A filed on September 22, 1994.

         (3) Incorporated by reference to the identically numbered exhibit filed with the Registrant's Form 10-K for the year ended March 31, 1996.

         (4)  To be filed by amendment.

ITEM 17.   UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant, Target Therapeutics, Inc., a Delaware corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on January 7, 1997.

                                        TARGET THERAPEUTICS, INC.

                                        By /s/ Gary R. Bang
                                           -------------------------------------
                                               Gary R. Bang, President and
                                               Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary R. Bang and Robert E. McNamara, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-3 (including post-effective amendments) and any and all Registration Statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this Registration Statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                              Title                             Date
----------------------------   ---------------------------------------     ------------------
/s/ Gary R. Bang               President, Chief Executive Officer and      January 7, 1997
----------------------------   Director (Principal Executive Officer)
   (Gary R. Bang)

/s/ Robert E. McNamara         Vice President, Finance and                 January 7, 1997
----------------------------   Administration, Chief Financial Officer
   (Robert E. McNamara)        and Assistant Secretary (Principal
                               Financial and Accounting Officer)


/s/ Charles M. Strother        Chairman of the Board of Directors          January 7, 1997
----------------------------
   (Charles M. Strother)

/s/ William G. Davis           Director                                    January 7, 1997
----------------------------
   (William G. Davis)

/s/ Richard B. Egen            Director                                    January 7, 1997
----------------------------
   (Richard Egen)

/s/ Kathleen Murry             Director                                    January 7, 1997
----------------------------
   (Kathleen Murray, M.S.N.)

/s/ Howard D. Palefsky         Director                                    January 7, 1997
----------------------------
   (Howard D. Palefsky)

/s/ Richard D. Randall         Director                                    January 7, 1997
----------------------------
   (Richard D. Randall)

/s/ John C. Villforth          Director                                    January 7, 1997
----------------------------
   (John C. Villforth)

           CONSENT OF FRANK, RIMERMAN & CO. LLP, INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Target Therapeutics, Inc. for the registration of 216,211 shares of its common stock and to the incorporation by reference therein of our report dated October 23, 1995 (except for the second paragraph of Note 1, the fifth paragraph of Note 3 and the last two paragraphs of Note 7, as to which the date is July 11, 1996), with respect to the consolidated financial statements of Interventional Therapeutics Corporation included in the Current Report on Form 8-K/A of Target Therapeutics, Inc. filed with the Securities and Exchange Commission on July 25, 1997.



Palo Alto, California                   /s/ FRANK, RIMERMAN & CO. LLP
January 7, 1997

                            TARGET THERAPEUTICS, INC.

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER
-------
   2.1(1) Agreement and Plan of Reorganization dated April 29, 1996 between the Registrant, Interventional Therapeutics Corporation and TTI Acquisition Corporation (a wholly-owned subsidiary of Registrant).

   4.1(2) Preferred Shares Rights Agreement dated September 21, 1994 between Target Therapeutics, Inc. and The First National Bank of Boston.

   4.2(3) Amendment to Preferred Shares Rights Agreement dated May 7, 1996 between Target Therapeutics, Inc. and The First National Bank of Boston.

   4.3(3) Declaration of Registration Rights, Exhibit E to the Agreement and Plan of Reorganization dated April 29, 1996 between the Registrant, Interventional Therapeutics Corporation and TTI Acquisition Corporation.

   5.1      Opinion of Venture Law Group

  23.1(4)   Consent of Ernst & Young LLP, Independent Auditors

  23.2 Consent of Frank, Rimerman & Co. LLP, Independent Auditors (see page II-6)

  23.3      Consent of Counsel (included in Exhibit 5.1)

  25.1      Power of Attorney (see page II-5)

---------------

  (1) Incorporated by reference to the identically numbered exhibit filed with the Registrant's Form 8-K filed on June 7, 1996.

  (2) Incorporated by reference to Exhibit Number 1 filed with the Registrant's Form 8-A filed on September 22, 1994.

  (3) Incorporated by reference to the identically numbered exhibit filed with the Registrant's Form 10-K for the year ended March 31, 1996.

  (4)       To be filed by amendment.